Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson	Deanna Hart
April 28, 2021		Corporate Communications	Investor Relations
		919-716-2716	919-716-2137

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2021
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported strong earnings for the first quarter of 2021. Key results for the quarter ended March 31, 2021, are presented below:

FIRST QUARTER RESULTS

Q1 2021	Q1 2020	Q1 2021	Q1 2020	Q1 2021	Q1 2020	Q1 2021	Q1 2020	Q1 2021	Q1 2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$147.3	$57.2	$14.53	$5.46	2.80%	3.55%	1.16%	0.57%	14.70%	6.34%

FIRST QUARTER HIGHLIGHTS

Net income	Net income was $147.3 million for the first quarter of 2021, an increase of $90.1 million, or by 157.7%, compared to the same quarter in 2020. Net income per common share increased to $14.53 for the first quarter of 2021, from $5.46 per share for the same quarter in 2020.

Return on average assets and equity	Return on average assets for the first quarter of 2021 was 1.16%, up from 0.57% for the same quarter in 2020. Return on average equity for the first quarter of 2021 was 14.70%, up from 6.34% for the same quarter in 2020.

Net interest income and net interest margin	Net interest income was $339.7 million for the first quarter of 2021, an increase of $1.3 million, or by 0.4%, compared to the same quarter in 2020. The taxable-equivalent net interest margin (“NIM”) was 2.80% for the first quarter of 2021, down 75 basis points from 3.55% for the same quarter in 2020.

Provision for credit losses
The provision for credit losses was an $11.0 million credit during the first quarter of 2021, compared to a $28.4 million expense during the same quarter in 2020. The allowance for credit losses (“ACL”) was $210.7 million at March 31, 2021, compared to $224.3 million at December 31, 2020, representing 0.63% and 0.68% of loans, respectively.

Operating performance	Noninterest income was $136.6 million for the first quarter of 2021, an increase of $72.6 million, or by 113.5%, compared to the same quarter in 2020. Noninterest expense was $295.9 million for the first quarter of 2021, a decrease of $4.0 million, or by 1.3%, compared to the same quarter in 2020.

Loans and credit quality	Total loans grew to $33.18 billion, an increase of $388.9 million, or by 4.8% on an annualized basis, since December 31, 2020. Excluding loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”), total loans increased $25.3 million, or by 0.3% on an annualized basis, since December 31, 2020. The net charge-off ratio was 0.03% for the first quarter of 2021 compared to 0.10% for the same quarter in 2020.

Deposits	Total deposits grew to $47.33 billion, an increase of $3.90 billion, or by 36.4% on an annualized basis, since December 31, 2020, driven by organic growth, stimulus checks and SBA-PPP fundings.

Capital	BancShares remained well capitalized with a total risk-based capital ratio of 14.2%, a Tier 1 risk-based capital ratio of 12.0%, a Common Equity Tier 1 ratio of 11.0% and a Tier 1 leverage ratio of 7.8%.

MERGER WITH CIT
On October 15, 2020, BancShares entered into a definitive merger agreement with CIT Group Inc. (“CIT”) through which the companies plan to combine in an all-stock merger. The transaction was approved by the North Carolina Commissioner of Banks on February 5, 2021, as well as the shareholders of both companies on February 9, 2021. We are continuing to work with other regulators on remaining approvals and anticipate closing in mid-2021 subject to the satisfaction of customary closing conditions.
ONGOING COVID-19 RESPONSE
BancShares remains dedicated to serving our customers and communities throughout the COVID-19 crisis. Our branches have re-opened with enhanced safety protocols and our corporate locations remain at limited occupancy as we navigate the challenges of COVID-19.
During the first quarter of 2021 in the second round of SBA-PPP, BancShares originated approximately 9,600 SBA-PPP loans totaling $1.1 billion. We recorded $30.9 million of interest and fee income related to SBA-PPP loans for the quarter. As of March 31, 2021, remaining net deferred fees on SBA-PPP loans were $66.7 million.
With respect to the first round of SBA-PPP, we began accepting and processing applications for forgiveness during the third quarter of 2020. We have received approximately 12,000 forgiveness decisions from the SBA to date, representing over $1.4 billion in forgiveness payments. BancShares originated approximately 23,000 loans during round one totaling $3.2 billion.
Through March 31, 2021, approximately 98% of all COVID-19 related loan extensions have begun repayment. Delinquency trends among loans entering repayment are in line with the remainder of the portfolio, and we have not seen significant declines in overall credit quality.
During 2020, we recorded $36.1 million in reserve build due to uncertainty surrounding COVID-19 and its potential impact on our credit portfolio. Improved macroeconomic factors used as inputs into our ACL models and continued low net charge-offs during the first quarter of 2021 resulted in a provision credit of $11.0 million driven primarily by a $13.7 million reserve release.
NET INTEREST INCOME
Net interest income was $339.7 million for the first quarter of 2021, an increase of $1.3 million, or by 0.4%, compared to the same quarter in 2020. This was primarily due to interest and fee income on SBA-PPP loans, organic loan growth and lower rates paid on interest-bearing deposits, partially offset by a decline in the yield on interest-earning assets. SBA-PPP loans contributed $30.9 million in interest and fee income during the quarter. The taxable-equivalent NIM was 2.80% during the first quarter of 2021, a decrease of 75 basis points from 3.55% for the same quarter in 2020. The margin decline was primarily due to a decrease in the yield on interest-earning assets and changes in earning asset mix, partially offset by lower rates paid on interest-bearing deposits and the yield on SBA-PPP loans. The taxable-equivalent NIM declined 22 basis points from 3.02% in the linked quarter primarily due to changes in earning asset mix and a decline in the yield on interest-earning assets.
PROVISION FOR CREDIT LOSSES
Provision for credit losses was an $11.0 million credit for the first quarter of 2021, compared to $28.4 million in provision expense for the same quarter in 2020. The change was driven primarily by a $13.7 million reserve release attributable to continued low net charge-offs, strong credit performance, and improvements in macroeconomic factors.
Total net charge-offs for the first quarter of 2021 were $2.7 million, a decrease from $7.5 million for the same quarter in 2020 due to a lower volume of charge-offs and stable recoveries. The net charge-off ratio was 0.03% for the first quarter of 2021, compared to 0.10% for the same quarter in 2020. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.04% for the first quarter of 2021.

NONINTEREST INCOME
Noninterest income was $136.6 million for the first quarter of 2021, an increase of $72.6 million, or by 113.5%, compared to $64.0 million for the same quarter in 2020. The largest driver of this increase was a $67.4 million favorable change in the fair market value adjustment on our marketable equity securities portfolio. Mortgage income increased by $7.8 million due to impairment of mortgage servicing rights recorded in the first quarter of 2020 and subsequently reversed in the current quarter as interest rates increased. Additionally, mortgage income increased as we experienced higher production and sales volume. Wealth management services increased by $5.8 million primarily due to increases in advisory and transaction fees, assets under management, and annuity fees. Realized gains on available for sale securities decreased by $10.6 million. Service charges on deposits decreased $4.9 million primarily due to elevated customer deposit balances.
NONINTEREST EXPENSE
Noninterest expense was $295.9 million for the first quarter of 2021, a decrease of $4.0 million, or by 1.3%, compared to the same quarter in 2020. Other expense decreased by $9.1 million driven by lower pension expense, a decrease in the reserve for unfunded commitments and declining travel expenses due to COVID-19. Processing fees paid to third parties increased by $3.3 million as a result of continued investment in digital and technological capabilities. Merger-related expenses increased by $2.6 million driven by legal and consulting expenses related to the pending merger with CIT.
INCOME TAXES
The effective tax rate was 23.0% for the first quarter of 2021 compared to 22.8% for the same quarter in 2020.
LOANS AND DEPOSITS
At March 31, 2021, loans totaled $33.18 billion, an increase of $388.9 million, or by 4.8% on an annualized basis, since December 31, 2020. Of this growth, $363.6 million was related to SBA-PPP loans. Excluding SBA-PPP loans, total loans increased $25.3 million, or by 0.3% on an annualized basis, since December 31, 2020.
At March 31, 2021, deposits totaled $47.33 billion, an increase of $3.90 billion, or by 36.4% on an annualized basis, since December 31, 2020, driven by organic growth, SBA-PPP loan fundings and stimulus checks.
ALLOWANCE FOR CREDIT LOSSES
The ACL was $210.7 million at March 31, 2021, compared to $224.3 million at December 31, 2020. The ACL as a percentage of total loans was 0.63% at March 31, 2021, compared to 0.68% at December 31, 2020. The reduction was primarily due to improved macroeconomic factors. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.69% as of March 31, 2021, compared to 0.74% as of December 31, 2020.
NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $243.0 million, or 0.73% of total loans and other real estate owned at March 31, 2021, compared to $242.4 million or 0.74% at December 31, 2020. Excluding the impact of SBA-PPP loans on average loan balances, the ratio of total nonperforming assets to total loans, leases, and other real estate owned was 0.80% as of March 31, 2021, and December 31, 2020.
CAPITAL TRANSACTIONS
During the first quarter of 2021, BancShares did not repurchase any shares of Class A common stock compared to a total of 349,390 shares of Class A common stock for $159.7 million at an average cost per share of $457.10 for the same quarter in 2020. All Class A common stock repurchases completed in 2020 were consummated under previously approved authorizations. Following the expiration of our latest share repurchase authorization on July 31, 2020, share repurchase activity was suspended.

EARNINGS CALL DETAILS
First Citizens BancShares Inc. will host a conference call to discuss the company's financial results on April 28, 2021, at 9 a.m. Eastern time.
To access this call, dial:
Domestic:    833-654-8257
International:    602-585-9869
Conference ID: 8784208
The first quarter 2021 earnings presentation and news release will be available on the company’s website at www.firstcitizens.com/investor-relations.
After the conference call, you may access a replay of the call through May 28, 2021, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 8784208.

For investor inquiries, contact Deanna Hart, Investor Relations, at 919-716-2137.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of March 31, 2021, BancShares had total assets of $53.9 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
FORWARD-LOOKING STATEMENTS
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will,” “potential” or “continue” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.
Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impacts of the global COVID-19 pandemic on BancShares’ business and customers, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of BancShares’ previously announced acquisition transaction(s), the failure to realize the anticipated benefits of BancShares’ previously announced acquisition transaction(s), and general competitive, economic, political, and market conditions, as well as risks related to the proposed transaction with CIT including, in addition to those described above and among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where BancShares and CIT do business, (2) disruption to BancShares’ and CIT’s businesses as a result of the announcement and pendency of the proposed transaction and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement, (4) the risk that the integration of BancShares’ and CIT’s operations will be materially delayed or will be more costly or difficult than expected or that BancShares and CIT are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings that may be or have been instituted against

BancShares and/or CIT, (6) the failure to obtain required governmental approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of BancShares’ and/or CIT’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction, (8) the failure of any of the closing conditions in the definitive merger agreement to be satisfied on a timely basis or at all, (9) delays in closing the proposed transaction, (10) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by BancShares’ issuance of additional shares of its capital stock in connection with the proposed transaction, (12) general competitive, economic, political and market conditions, (13) other factors that may affect future results of BancShares and CIT including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (14) the impact of the global COVID-19 pandemic on CIT’s business, the parties’ ability to complete the proposed transaction and/or any of the other foregoing risks.
Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BancShares and factors which could affect the forward-looking statements contained herein can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its other filings with the Securities and Exchange Commission.

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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
SUMMARY OF OPERATIONS
Interest income	$355,323	$376,876	$369,559
Interest expense	15,671	18,160	31,159
Net interest income	339,652	358,716	338,400
Provision for credit losses	(10,974)	5,403	28,355
Net interest income after provision for credit losses	350,626	353,313	310,045
Noninterest income	136,649	126,765	64,011
Noninterest expense	295,926	305,373	299,971
Income before income taxes	191,349	174,705	74,085
Income taxes	44,033	36,621	16,916
Net income	$147,316	$138,084	$57,169
Preferred stock dividends	4,636	4,636	—
Net income available to common shareholders	$142,680	$133,448	$57,169
Net interest income, taxable equivalent	$340,271	$359,370	$339,174
PER COMMON SHARE DATA
Net income	$14.53	$13.59	$5.46
Cash dividends on common shares	0.47	0.47	0.40
Book value at period-end	405.59	396.21	351.90
CONDENSED BALANCE SHEET
Cash and due from banks	$410,495	$362,048	$454,220
Overnight investments	7,588,757	4,347,336	688,518
Investment securities	10,222,107	9,922,905	8,845,197
Loans and leases	33,180,851	32,791,975	29,240,959
Allowance for credit losses	(210,651)	(224,314)	(209,259)
Other assets	2,717,047	2,757,730	2,574,818
Total assets	$53,908,606	$49,957,680	$41,594,453
Deposits	$47,330,997	$43,431,609	$35,346,711
Other liabilities	2,256,209	2,296,803	2,290,222
Shareholders’ equity	4,321,400	4,229,268	3,957,520
Total liabilities and shareholders’ equity	$53,908,606	$49,957,680	$41,594,453
SELECTED PERIOD AVERAGE BALANCES
Total assets	$51,409,634	$49,557,803	$40,648,806
Investment securities	9,757,650	9,889,124	7,453,159
Loans and leases	33,086,656	32,964,390	29,098,101
Interest-earning assets	48,715,279	46,922,823	38,004,341
Deposits	44,858,198	43,123,312	34,750,061
Interest-bearing liabilities	27,898,525	26,401,222	23,153,777
Common shareholders' equity	3,935,267	3,786,158	3,625,975
Shareholders' equity	$4,275,204	$4,126,095	$3,682,634
Common shares outstanding	9,816,405	9,816,405	10,473,119
SELECTED RATIOS
Annualized return on average assets	1.16%	1.11%	0.57%
Annualized return on average equity	14.70	14.02	6.34
Net yield on interest-earning assets (taxable equivalent)	2.80	3.02	3.55
Total risk-based capital ratio	14.2	13.8	13.7
Tier 1 risk-based capital ratio	12.0	11.6	11.4
Common equity Tier 1 ratio	11.0	10.6	10.4
Tier 1 leverage capital ratio	7.8	7.9	9.0

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$224,314	$223,936	$225,141
Adoption of ASC 326	—	—	(37,924)
Initial PCD allowance on new acquisitions	—	—	1,193
Provision for credit losses	(10,974)	5,403	28,355
Net charge-offs of loans and leases:
Charge-offs	(8,563)	(9,848)	(14,261)
Recoveries	5,874	4,823	6,755
Net charge-offs of loans and leases	(2,689)	(5,025)	(7,506)
ACL at end of period	$210,651	$224,314	$209,259
ACL at end of period allocated to:
PCD	$22,935	$23,987	$26,916
Non-PCD	187,716	200,327	182,343
ACL at end of period	$210,651	$224,314	$209,259
Reserve for unfunded commitments	$11,571	$12,814	$10,512
SELECTED LOAN DATA
Average loans and leases:
PCD	$454,521	$479,302	$530,087
Non-PCD	32,515,793	32,374,204	28,502,231
Loans and leases at period-end:
PCD	432,773	462,882	560,352
Non-PCD	32,748,078	32,329,093	28,680,607
RISK ELEMENTS
Nonaccrual loans and leases	$194,534	$191,483	$174,571
Other real estate owned	48,512	50,890	55,707
Total nonperforming assets	$243,046	$242,373	$230,278
Accruing loans and leases 90 days or more past due	$7,377	$5,862	$2,970
RATIOS
Net charge-offs (annualized) to average loans and leases	0.03%	0.06%	0.10%
ACL to total loans and leases(2):
PCD	5.30	5.18	4.80
Non-PCD	0.57	0.62	0.64
Total	0.63	0.68	0.72
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.73	0.74	0.79
(1) BancShares recorded no ACL on investment securities as of March 31, 2021, December 31, 2020, or March 31, 2020.
(2) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of March 31, 2021, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.63% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.69%. As of December 31, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.67% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.74%

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$33,086,656	$323,602	3.92%	$32,964,390	$345,300	4.12%	$29,098,101	$326,155	4.46%
Investment securities:
U.S. Treasury	383,300	171	0.18	526,072	250	0.19	299,777	1,677	2.25
Government agency	791,293	1,900	0.96	695,757	1,574	0.90	721,254	4,121	2.29
Mortgage-backed securities	7,882,679	20,607	1.05	7,981,834	21,130	1.06	6,060,434	30,707	2.03
Corporate bonds	602,883	7,742	5.14	591,780	7,657	5.18	205,504	2,477	4.82
Other investments	97,495	472	1.96	93,681	600	2.55	166,190	678	1.64
Total investment securities	9,757,650	30,892	1.27	9,889,124	31,211	1.26	7,453,159	39,660	2.13
Overnight investments	5,870,973	1,448	0.10	4,069,309	1,019	0.10	1,453,081	4,518	1.25
Total interest-earning assets	$48,715,279	$355,942	2.93	$46,922,823	$377,530	3.17	$38,004,341	$370,333	3.88
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$10,746,225	$1,409	0.05%	$9,688,744	$1,533	0.06%	$8,188,983	$1,701	0.08%
Savings	3,461,780	299	0.04	3,230,625	306	0.04	2,593,869	285	0.04
Money market accounts	9,008,391	2,508	0.11	8,529,816	3,242	0.15	7,016,587	9,109	0.52
Time deposits	2,805,317	4,577	0.66	3,017,044	5,976	0.79	3,761,216	13,099	1.40
Total interest-bearing deposits	26,021,713	8,793	0.14	24,466,229	11,057	0.18	21,560,655	24,194	0.45
Securities sold under customer repurchase agreements	641,236	338	0.21	684,311	374	0.22	474,231	442	0.38
Other short-term borrowings	—	—	—	—	—	—	157,759	804	2.02
Long-term borrowings	1,235,576	6,540	2.12	1,250,682	6,729	2.13	961,132	5,719	2.35
Total interest-bearing liabilities	$27,898,525	$15,671	0.23	$26,401,222	$18,160	0.27	$23,153,777	$31,159	0.54
Interest rate spread			2.70%			2.90%			3.34%
Net interest income and net yield on interest-earning assets		$340,271	2.80%		$359,370	3.02%		$339,174	3.55%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0% for all periods presented, as well as state income tax rates of 3.3% for the three months ended March 31, 2021, and 3.4% for the three months ended December 31, 2020 and March 31, 2020. The taxable-equivalent adjustment was $619 thousand, $654 thousand and $774 thousand for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.